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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                       Under the Securities Act of 1934


                       VISTA Information Solutions, Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  928365 10 5
           --------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                SEC 1745 (2/92)

                              Page 1 of  5  Pages
                                  ---   ---


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CUSIP No. 928365 10 5                  13G                Page  2  of  5 Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON

           Thomas Gay
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)   / /
     OF A GROUP*                               (b)   / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
  NUMBER OF
    SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                   2,438,366
   OWNED BY
     EACH
  REPORTING
   PERSON
    WITH
                       --------------------------------------------------------
                       (6) SHARED VOTING POWER
                                    0
                       --------------------------------------------------------
                       (7) SOLE DISPOSITIVE POWER
                                    2,438,366
                       --------------------------------------------------------
                       (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,438,366
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            13.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

             IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page  3  of  5  Pages
                                                               ---    ---

ITEM 1(a)  NAME OF ISSUER:

           VISTA Information Solutions, Inc.


ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           5060 Shoreham Pl., #300, San Diego, CA 92122


ITEM 2(a)  NAME OF PERSON FILING:

           Thomas Gay

ITEM 2(b)  ADDRESS OF PERSON FILING:

           c/o VISTA Information Solutions, Inc.
           5060 Shoreham Pl., #300
           San Diego, CA 92122


ITEM 2(c)  CITIZENSHIP:

           United States

ITEM 2(d)  CLASS OF SECURITIES:

           Common Stock, $0.01 par value


ITEM 2(e)  CUSIP NUMBER:

           928365 10 5


ITEM 3     STATUS OF PERSON FILING:

           Not Applicable

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                                                          Page  4  of  5  Pages
                                                               ---    ---
ITEM 4     OWNERSHIP (AT DECEMBER 31, 1997):

           (a)  AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE 13d-3:

           2,438,366 shares

           (b)  PERCENT OF CLASS:

           As of December 31, 1997, the percentage of the class represented by the shares held by Reporting Person as reported in Item 4(a) above was approximately 13.1%.

           (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   sole power to vote or direct the vote: 2,438,366 shares
                (ii)  shared power to vote or direct the vote: 0 shares
                (iii) sole power to dispose or to direct the disposition of:
                      2,438,366 shares
                (iv)  shared power to dispose or to direct disposition of:
                      0 shares

                Thomas Gay disclaims beneficial ownership of 171,537 shares registered in the name of family members of Mr. Gay, except to the extent of any pecuniary interest therein which he may have.


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable


ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

        Not Applicable


ITEM 7  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY.

        Not Applicable


ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS.

        Not Applicable


ITEM 9  NOTICE OF DISSOLUTION.

        Not Applicable


ITEM 10  CERTIFICATION.

        Not Applicable



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                                                          Page  5  of  5  Pages
                                                               ---    ---

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 12, 1998

                                                    /s/ THOMAS GAY
                                                    --------------
                                                        Thomas Gay